WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570)-286-3636	April 22, 2003
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS 1ST QTR NET INCOME UP 6.8%; EARNINGS PER SHARE INCREASE FROM $.54 TO $.58
     (SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today said its first quarter net income increased 6.8% to $15.8 million compared to the same period a year ago and that its diluted earnings per share increased 7.4% from $.54 per share to $.58 per share.

     During the thirteen-week period ending March 29, 2003, the Company's sales increased .9% to $509.1 million and identical store sales increased 1.4%. The Company said its first quarter sales comparison to last year were affected by the timing of the Easter holiday week, which fell in the first quarter of 2002 and occurs in the second quarter of 2003. The timing of the holiday will also affect the Company's second quarter 2003 to 2002 comparison.

     "Our first quarter results show an underlying strength in a difficult market environment. Despite a difficult year-to-year comparison due to the timing of the Easter holiday, we increased our sales and identical store sales," said Weis Markets' President and CEO Norman S. Rich. "At the same time, we posted strong increases in net income and earnings per share."

     The Company said it continues to benefit from improved efficiencies at store and distribution levels, and targeted promotional efforts in key markets.

     In the first quarter, Weis Markets opened a replacement superstore in Clarks Summit, PA and announced its next round of expansion at its Annual Shareholders' Meeting. In 2003, Weis Markets expects to invest $72.4 million for the construction of four superstores and the remodel or expansion of 19 others.

     Founded in 1912, Weis Markets, Inc. was operating 160 stores in six states at the end of the first quarter including Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 33 locations in eleven states.

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
First Quarter - 2003
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 29, 2003	March 30, 2002	(Decrease)
Net Sales	$509,071,000	$504,423,000	0.9%
Income Before Taxes	25,438,000	23,733,000	7.2%
Provision for Income Taxes	9,654,000	8,957,000	7.8%
Net Income	$15,784,000	$14,776,000	6.8%

Weighted-Average
Shares Outstanding	$27,194,000	$27,204,000	(10,000)
Basic and Diluted
Earnings Per Share	$0.58	$0.54	$0.04